CONSENT OF KEVIN PEMBERTON

The undersigned hereby consents to the references to, and the information derived from, the report titled "Masbate Gold Operation, Republic of Philippines, NI 43-101 Technical Report on Operations" dated effective December 31, 2016, included in or incorporated by reference in the Annual Report on Form 40-F filed by B2Gold Corp. for the year ended December 31, 2022, and to the references, as applicable, to the undersigned's name, including as an expert or "qualified person" included in or incorporated by reference in this Registration Statement on Form F-3 of B2Gold Corp.

/s/ Kevin Pemberton

Kevin Pemberton

August 28, 2023